UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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DIGIMARC CORPORATION

(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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DIGIMARC CORPORATION

9405 S.W. Gemini Drive

Beaverton, Oregon 97008

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON APRIL 30, 2012

To the Shareholders of Digimarc Corporation:

Notice is hereby given that the 2012 Annual Meeting of Shareholders (the “Annual Meeting”) of Digimarc Corporation, an Oregon corporation (“Digimarc” or “the Company”), will be held on Monday, April 30, 2012, at the headquarters of Digimarc Corporation, 9405 S.W. Gemini Drive, Beaverton, Oregon 97008, at 11:00 a.m., local time. The purposes of the Annual Meeting will be:

1.	Election of Directors. To elect five directors for a term of one year (Proposal No. 1);

2.	Ratification of Appointment of Independent Registered Public Accounting Firm. To ratify the appointment of KPMG LLP as Digimarc’s independent registered public accounting firm for the year ending December 31, 2012 (Proposal No. 2);

3.	Other Business. To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the proxy statement accompanying this Notice. The Board of Directors has fixed the close of business on March 6, 2012 as the record date for determining the shareholders entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement of the Annual Meeting.

We are making our proxy materials available to our shareholders over the Internet. You may read, print and download our annual report and proxy statement at the Investor Relations section of our website at www.digimarc.com/investors. On or about March 20, 2012, we will mail our shareholders a notice containing instructions on how to access our 2012 proxy statement and 2011 annual report to shareholders via the Internet and vote online. The notice also provides instruction on how you can request a paper copy of these documents if you desire, and how you can enroll in e-delivery to receive future annual materials electronically.

Whether or not you expect to attend the Annual Meeting in person, we urge you to vote your shares as directed in the proxy card for the Annual Meeting as promptly as possible to ensure your representation and the presence of a quorum at the Annual Meeting. If you subsequently decide to attend the Annual Meeting to vote your shares in person, you may still do so. Your proxy is revocable in accordance with the procedures set forth in the proxy statement.

By Order of the Board of Directors,

Robert P. Chamness

Secretary

Beaverton, Oregon

March 20, 2012

DIGIMARC CORPORATION

PROXY STATEMENT FOR 2012 ANNUAL MEETING OF SHAREHOLDERS

General Information

The Board of Directors of Digimarc Corporation, an Oregon corporation (“Digimarc,” “we” or “our”), is soliciting proxies to be used at the annual meeting of shareholders (the “Annual Meeting”) to be held on Monday, April 30, 2012, at 11:00 a.m., local time, at our headquarters, located at 9405 S.W. Gemini Drive, Beaverton, Oregon 97008, and any adjournment or postponement of the Annual Meeting. We expect to provide notice of, and electronic access to, our 2011 annual report to shareholders, this proxy statement and the form of proxy, on or about March 20, 2012. The shares represented by the proxies received, properly marked, dated, executed and not revoked will be voted at the Annual Meeting by the proxy holders designated on the proxy.

The Board has fixed the close of business on March 6, 2012 as the record date (the “Record Date”) for determining the shareholders entitled to notice of, and to vote at, the Annual Meeting. As of the close of business on the Record Date, 7,098,623 shares of our common stock, $0.001 par value per share, were outstanding and entitled to vote at the Annual Meeting.

Each outstanding share of common stock on the Record Date is entitled to one vote on each matter proposed for voting at the Annual Meeting. Shares entitled to vote at the Annual Meeting may take action on a matter only if a quorum of those shares exists with respect to that matter. A majority of the votes entitled to be cast on a matter, present either in person or by proxy, constitutes a quorum for action on that matter. Our Inspector of Elections will tabulate votes cast by proxy or in person at the Annual Meeting.

This is the fourth annual meeting of shareholders of Digimarc Corporation. We became an independent company upon the distribution of our common stock to a trust for the benefit of the shareholders of the former Digimarc Corporation (“Old Digimarc”), our former parent company, on August 1, 2008 (the “Spin-Off”).

Internet Availability of Proxy Materials

Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we are providing access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to our shareholders of record and beneficial owners. All shareholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice. In addition, shareholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. Choosing to receive your future proxy materials by email will save us the cost of printing and mailing documents to you. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it.

Our proxy materials include this proxy statement and our annual report to shareholders for the year ended December 31, 2011, which includes our Form 10-K and audited financial statements. If you requested a printed version of our proxy materials, these materials also include the proxy card for the Annual Meeting.

Revocability of Proxy

You may revoke your proxy and change your vote at any time prior to voting at the Annual Meeting by:

•	delivering to Digimarc (to the attention of Robert P. Chamness, our Secretary) a written notice of revocation or a duly executed proxy bearing a later date; or

•	attending the Annual Meeting and voting in person.

Solicitation

Digimarc will bear the cost of soliciting proxies. Proxies may be solicited by use of the mail and the Internet, and our directors, officers and employees may also solicit proxies by telephone, facsimile, and personal contact. No additional compensation will be paid for these services. We will also request brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners. We will reimburse these persons and our transfer agent for their reasonable out-of-pocket expenses in forwarding these materials.

Vote Required: Treatment of Abstentions and Broker Non-Votes

Directors are elected by a plurality of the votes cast by the shares entitled to vote in the election, provided that a majority of the shares of common stock entitled to vote on the election of directors are present or represented at the Annual Meeting. The five candidates who receive the greatest number of votes will be elected directors.

The ratification of the appointment of our independent registered public accounting firm for the fiscal year ending December 31, 2012, will be approved if a majority of the shares of common stock entitled to vote on the proposal are present or represented at the Annual Meeting and the votes cast in favor of the proposal exceed the votes cast opposing the proposal.

Abstentions are shares that abstain from voting on a particular matter. Abstentions effectively count as being present for purposes of determining whether a quorum of shares is present at a meeting, but will have no effect on the results of the vote on Proposal No. 1, the election of directors, since approval by a percentage of the shares present or outstanding is not required. Abstentions will have no effect on Proposal No. 2, ratification of the appointment of our independent registered public accounting firm, because those proposals will be approved if the number of votes cast in favor of the proposal exceed the number of votes cast against.

Broker non-votes occur when shares are held in “street name” by brokers or nominees who indicate on their proxies that they did not receive voting instructions from the beneficial owner of the shares and do not have discretionary authority to vote those shares on a particular matter. Broker non-votes count as being present for purposes of determining whether a quorum of shares is present at a meeting but are not counted for purposes of determining the number of votes cast for or against a proposal. Broker non-votes have no effect on Proposal No. 1, the election of directors, since approval by a percentage of the shares present or outstanding is not required. Brokers and nominees have discretionary authority to vote on Proposal No. 2.

Shares held through a broker or other nominee who is a New York Stock Exchange member organization will only be voted in favor of the director nominees if the shareholder provides specific voting instructions to the broker or other nominee to vote the shares in favor of that proposal.

Principal Executive Offices of Digimarc

Our principal executive offices are located at 9405 S.W. Gemini Drive, Beaverton, Oregon 97008.

ELECTION OF DIRECTORS

(Proposal No. 1)

Our bylaws authorize the number of directors to be set by resolution of the Board of Directors. Our Board of Directors has fixed the number of directors at five. Five directors are to be elected by the holders of common stock at the Annual Meeting. These directors will each serve a one-year term that will expire at the 2013 annual meeting of shareholders, or until a successor has been elected and qualified. The proxy holders named in the accompanying proxy or their substitutes will vote the proxy at the Annual Meeting or any adjournment or postponement of the Annual Meeting for the election of the five nominees as directors unless the shareholder of record instructs that authority to vote is withheld. Shares held through a broker or other nominee who is a New York Stock Exchange member organization will only be voted in favor of the director nominees if the shareholder provides specific voting instructions to the broker or other nominee to vote the shares in favor of that proposal.

Following is information about our directors as of March 20, 2012. There are no arrangements or understandings between any director or executive officer and any other person pursuant to which the officer or director is or was to be selected as a director or officer. There is no family relationship between any director and any executive officer of Digimarc.

Director Nominees	Age	Director Since
Bruce Davis	59	2008
William J. Miller	66	2008
James T. Richardson	64	2008
Peter W. Smith	78	2008
Bernard Whitney	55	2008

The Board of Directors believes that our current directors, as a whole, provide the diversity of experience and skills necessary for a well-functioning board. All of our directors have substantial senior executive level business experience. The Board of Directors values highly the ability of individual directors to contribute to a constructive board environment and the board believes that the current board members, collectively, perform in such a manner. Set forth below is a more complete description of each director’s background, professional experiences, qualifications and skills.

Bruce Davis was elected Chairman of the Board of Directors and named our Chief Executive Officer on June 18, 2008, having served Old Digimarc as its Chief Executive Officer since 2001 and a director since December 1997, as Old Digimarc’s chairman of the Board of Directors since May 2002, and as its President from December 1997 through May 2001. Mr. Davis received a B.S. in accounting and psychology and an M.A. in criminal justice from the State University of New York at Albany, and a J.D. from Columbia University.

Mr. Davis brings strategic, operational and transactional expertise to the Board of Directors. He has broad technological and market knowledge, establishes the strategic direction for the company, has over 14 years of Digimarc executive leadership experience, has been an architect of the company’s intellectual property portfolio, and had about 19 years of broad-based entrepreneurial, start-up, legal and CEO experience prior to joining Digimarc. For more information on Mr. Davis’s background and experiences, please see the biographical information posted on our website at www.digimarc.com on the About Digimarc, Executive Team page.

William J. Miller was elected to our Board of Directors in July 2008, and has served as Chair of the Compensation Committee since that time. Mr. Miller is a retired corporate executive with 38 years of experience in the high technology and legal sectors, and has, since 1999, served as an independent director and consultant. He serves as a member of the Board of Directors for each of the following companies: Nvidia Corp (Nasdaq: NVDA), a provider of graphics processing units, media and communications processors, wireless media processors, and related software for personal computers, handheld devices, and consumer electronics platforms; Waters Corporation (NYSE: WAT), a manufacturer of analytical instruments; and Glu Mobile Inc. (Nasdaq: GLUU), a global publisher of mobile games. He previously served as a director of Overland Storage, Inc. (Nasdaq: OVRL), a supplier of data storage products from 2006 to 2009, and of Viewsonic Corporation from 2004 to 2008. Mr. Miller received a B.A. in speech communication from the University of Minnesota and a J.D. from the University of Minnesota.

Mr. Miller brings public company executive, management, financial, compensation and industry expertise to the Board of Directors, particularly in the high technology hardware, software and services areas and in the corporate and intellectual property legal areas. Prior to joining our Board, Mr. Miller served in a variety of senior executive capacities for Control Data Corp., a supplier of computer hardware, software and services, as chairman and CEO of Quantum Corp., a developer of storage technology, as chairman and CEO of Avid Technology, a leader in digital media creation tools for film, video, audio, animation, games, and broadcast professionals, and as Audit Chair of Nvidia Corp. These experiences are particularly germane to strategic formulation in the traditional and digital media markets, licensing activities, transactional and operational initiatives of the company.

James T. Richardson was elected to our Board of Directors in July 2008, and has served as Lead Director since that time. Mr. Richardson is a director of and consultant to companies in the high technology sector. Mr. Richardson serves as a director and audit committee member (and was former chairman of the board of directors) of FEI Company (Nasdaq: FEIC), a diversified scientific instruments company. He previously served as a director and audit committee chair of Tripwire, Inc., a Portland, Oregon-based network security company from 2002 to 2011, a director of Epicor Software Corporation (Nasdaq: EPIC) from 2008 to 2010, and of Plumtree Software, Inc. (Nasdaq: PLUM) from 2003 to 2005. Mr. Richardson received a B.A. in finance and accounting from Lewis and Clark College, an M.B.A. from the University of Portland, and a J.D. from Lewis and Clark Law School, and is a licensed C.P.A. and attorney in Oregon.

Mr. Richardson provides the local business community perspective, and brings public company operational, financial, legal and industry expertise to the Board of Directors, particularly in the high technology and financial areas. Prior to joining our Board, Mr. Richardson served as chief financial officer and chief administrative officer for five global technology companies ranging in size from $20 million to $300 million in annual revenue, including as senior vice president and chief financial officer at WebTrends Corporation, senior vice president—corporate operations and chief financial officer at Network General Corporation, vice president finance and administration and chief financial officer at Logic Modeling Corp., and vice president finance and administration and chief financial officer at Advanced Logic Research, Inc. These experiences are particularly germane to the strategic and operational oversight, transactional and risk analysis, and legal and financial initiatives of the company. Moreover, Mr. Richardson is a 2011 NACD Board Leadership Fellow, who has demonstrated his commitment to boardroom excellence by completing NACD’s comprehensive program of study for experienced corporate directors – a rigorous suite of courses spanning leading practices for boards and committees. He supplements his skill sets through ongoing engagement with the director community and access to high-level director-led governance education.

Peter W. Smith was elected to our Board of Directors in July 2008, and has served as Chair of the Governance and Nominating Committee since that time. Mr. Smith began his career as an engineer with Philips Electrical Industries in Australia and since then he has worked in executive and technical positions with a number of companies, from start-ups to major international organizations in six different countries. Mr. Smith had an 18 year career in a number of roles at News Corporation, where he was responsible for the construction and commissioning of several major new ventures, acted as technology co-coordinator, served as a director on the boards of various News Corporation subsidiary companies and finally acted as technology and strategic advisor to its Chairman and Board of Directors. He retired as a corporate executive in February 2000 and since then has served as a consultant to various other companies. Mr. Smith received a B.Sc. and a B.E. with first class honors from the University of Sydney.

Mr. Smith brings large global public company executive, operational, governance, strategic, technology and industry expertise to the Board of Directors, particularly in the information technology, deployment services, communications, and media and entertainment areas. During his career with News Corporation, Mr. Smith’s roles included general manager, New Technology for News Ltd. Australia, president of News Technology for News America, and executive vice president, television, and director, technology, for News International (UK). News Ltd., News Technology and News International (UK) are affiliated divisions and companies of News Corporation, an international media and entertainment company. These experiences are particularly germane to strategy formation and initiatives for a large segment of our market, customer and licensee initiatives and the services work of the company.

Bernard Whitney was elected to our Board of Directors in July 2008, and has served as Chair of the Audit Committee since that time. Mr. Whitney is a retired corporate executive with over thirty years of experience in the high technology and finance sectors, and since 2002 has served as an independent director and consultant. He is a partner at FLG Partners, LLC, a leading CFO services, consulting and board advisory firm in Silicon Valley. He currently serves as a director for a number of private and non-profit entities. He previously served as a director and audit committee chair of Plumtree Software, Inc. (Nasdaq: PLUM) from 2000 to 2005. Mr. Whitney received a B.S. in business administration, majoring in finance, from California State University Chico, and a master’s degree in business administration from San Jose State University.

Mr. Whitney brings public company financial, operational and industry expertise to the Board of Directors, particularly in the high technology and financial areas. Prior to joining our Board, Mr. Whitney was vice president and chief financial officer of Handspring, Inc, a handheld computer and wireless communications manufacturer, executive vice president and chief financial officer of Sanmina Corporation, a high-end data com and telecom manufacturer, vice president of finance & manufacturing operations and corporate controller of Network General Corporation, a developer of network management software, and served in a number of senior financial management positions at Conner Peripherals, Inc., a disk and tape drive manufacturer, and as a financial analyst and accountant at Friden Alcatel, an electronic office equipment supplier, and Randtron Systems, an electronic antenna systems manufacturer. These experiences are particularly germane to the financial performance, audit, reporting, internal control and risk assessment activities of the company.

Determination of Independence

Our Board of Directors believes that maintaining a strong, independent group of directors is important for good governance, and all but one of our directors qualify as independent. The Board of Directors has determined that each of Messrs. Miller, Richardson, Smith, and Whitney, collectively representing a majority of the members of our Board of Directors, is “independent” as that term is defined by Nasdaq Listing Rule 5605. There were no related person transactions involving any of the independent directors of Digimarc considered by the Board of Directors in connection with the determination of whether any particular director is independent.

Vote Required

If a quorum is present, the five candidates receiving the highest number of affirmative votes present or represented and voting on this proposal at the Annual Meeting will be elected to the Board of Directors. Abstentions and broker non-votes will be counted for the purpose of determining the presence or absence of a quorum, but will have no effect on the election of directors once a quorum is established.

The Board of Directors recommends a vote FOR the election of each of the nominees named above.

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

(Proposal No. 2)

The Audit Committee of the Board of Directors has appointed KPMG LLP as Digimarc’s independent registered public accounting firm to audit our financial statements for the year ending December 31, 2012. Although ratification by shareholders is not required by law, the Board of Directors has determined that it is desirable to request approval of this appointment by the shareholders. Notwithstanding its appointment, the Audit Committee, in its discretion, may appoint a new independent registered public accounting firm at any time during the year if the Audit Committee believes that such a change would be in the best interests of Digimarc and its shareholders.

If the shareholders do not ratify the appointment of KPMG LLP as our independent registered public accounting firm, the Audit Committee will reconsider the appointment. A representative of KPMG LLP is expected to be present at the Annual Meeting and will be available to respond to appropriate questions from shareholders and to make a statement if he or she desires to do so.

On December 21, 2010, Digimarc dismissed Grant Thornton LLP as its independent registered public accounting firm. The decision to dismiss Grant Thornton was approved by the Audit Committee of the Board of Directors of Digimarc. The reports of Grant Thornton on the financial statements of the Company as of December 31, 2009 and December 31, 2008 and for each of the two fiscal years in the period ended December 31, 2009, did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During 2010, there was one disagreement with Grant Thornton on a matter of accounting principles in which Grant Thornton communicated that it disagreed with the Company’s proposed accounting treatment concerning revenue recognition related to the patent licensing arrangement entered into between the Company and IV Digital Multimedia Inventions, LLC, an affiliate of Intellectual Ventures, on October 5, 2010. Although the Audit Committee periodically discussed this matter and its status with Grant Thornton, the accounting treatment for this transaction remained unresolved at the time of Grant Thornton’s dismissal. The Company authorized Grant Thornton to respond fully to the inquiries of its successor accountant, KPMG LLP, concerning this disagreement. During the two fiscal years in the period ended December 31, 2009 and the subsequent interim period preceding the dismissal of Grant Thornton, there were no other disagreements with Grant Thornton on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to Grant Thornton’s satisfaction, would have caused Grant Thornton to make reference to the subject matter in connection with its report on the Company’s financial statements for such years. During the two fiscal years in the period ended December 31, 2009 and the subsequent interim period preceding the dismissal of Grant Thornton, there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K.

Digimarc provided Grant Thornton with a copy of the disclosures in this Proxy Statement prior to the time it was filed with the SEC. In the event Grant Thornton believed the disclosures were incorrect or incomplete, Grant Thornton was permitted to express its views in a brief statement to be included in this Proxy Statement. Grant Thornton did not submit such a statement as it did not believe that the disclosures were incorrect or incomplete.

On December 21, 2010, the Audit Committee engaged KPMG LLP as its new independent registered public accounting firm to audit Digimarc’s financial statements for the year ending December 31, 2010. During Digimarc’s two most recent fiscal years and in the subsequent interim period through December 27, 2010, neither the Company nor anyone on behalf of Digimarc consulted with KPMG LLP in any manner regarding any of the matters described in Item 304(a)(2)(i) or Item 304(a)(2)(ii) of Regulation S-K.

AUDIT FEES

The following table presents fees billed, individually and collectively, for professional audit services rendered by KPMG LLP for the audit of our financial statements for the years ended December 31, 2010, and December 31, 2011.

	KPMG Fiscal 2010	KPMG Fiscal 2011
Audit Fees(1)	$280,800	$270,750
Audit-Related Fees(2)	$—	$3,500
Tax Fees(3)	$—	$—
All Other Fees(4)	$—	$—

Total Fees	$280,800	$274,250

(1)	Audit Fees consist of fees for professional services rendered for the audit of our 2010 and 2011 annual financial statements and review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by our independent auditors in connection with regulatory filings. The Audit Fees include compliance with Section 404 of the Sarbanes Oxley Act of 2002 and the estimated audit fees for the 2011 year-end audit.
(2)	Audit-Related Fees consist of fees billed for assurance and related services rendered in 2011 that are reasonably related to the performance of the audit or review of our financial statements and are not reported under “Audit Fees.” No such fees were incurred in 2010.
(3)	Tax Fees consist of fees billed for professional services rendered for tax compliance, including preparation of federal, state and international tax returns. No such fees were incurred in 2010 or 2011.
(4)	All Other Fees consist of fees for products and services other than the services reported above. No such fees were incurred in 2010 or 2011.

Pre-Approval Policy. The Audit Committee pre-approves the Audit, Audit-Related, Tax and All Other services performed by the independent registered public accounting firm. The Audit Committee has adopted a policy for the pre-approval of services provided by the independent registered public accounting firm that is reviewed and updated from time to time. Under the policy, the term of any pre-approval is generally twelve months from the date of pre-approval. Pre-approval fee levels or budgeted amounts for all services to be provided by the independent registered public accounting firm and the specific services included within the pre-approvals are established annually by the Audit Committee and are reviewed as the Audit Committee deems appropriate. Any proposed services exceeding these levels or amounts or of a different type require specific pre-approval. No services provided by the independent auditors under the categories of “Audit Fees,”, “Audit-Related Fees,” and “Tax Fees” were approved pursuant to the de minimis exception provided in Rule 2-01(c)(7)(i)(C) of Regulation S-X.

Vote Required

If a quorum is present, the appointment of KPMG LLP as our independent registered public accounting firm will be ratified if the votes cast in favor of this proposal exceed the votes cast opposing this proposal. Abstentions will have no effect on the ratification of KPMG LLP as our independent registered public accounting firm. Broker non-votes will be counted for the purpose of determining the presence or absence of a quorum, but will have no effect on Proposal No. 2 because brokers or nominees have discretionary authority to vote on this proposal.

The Board of Directors recommends a vote FOR the ratification of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2012.

REPORT OF THE GOVERNANCE AND NOMINATING COMMITTEE OF THE

BOARD OF DIRECTORS

The Governance and Nominating Committee reports as follows:

Board of Directors

The Board of Directors met six times in 2011. Each director attended 100% of the aggregate number of meetings of the Board of Directors and of any committee on which he served in 2011, except that one director missed one special telephonic Board meeting. We encourage but do not require director attendance at our annual meeting of shareholders. One of the directors attended Digimarc’s annual meeting of shareholders held on May 2, 2011.

Board Leadership and Structure

Bruce Davis, our Chief Executive Officer, also serves as Chairman of the Board of Directors. Mr. Richardson, an independent director, has served as Lead Director of the Board of Directors since he was appointed to this position in July 2008. At the present time, the Board believes that Digimarc and its shareholders are best served by having the Chief Executive Officer also serve as Chairman of the Board of Directors. We have determined that this structure is appropriate in light of the small size of our company and corresponding size of our Board of Directors, the complexity of our business, and the skills and experiences of our Chief Executive Officer in the industry in which we operate. At the same time, the Board of Directors has been, and continues to be, a strong proponent of Board independence. As a result, Digimarc’s corporate governance structures and practices include several additional independent oversight mechanisms. Currently, all of our directors other than the Chairman and Chief Executive Officer, including each member of the Board’s Audit, Compensation, and Governance and Nominating Committees, are independent directors under the Nasdaq listing rules. The Board believes that Digimarc’s corporate governance principles and policies ensure that strong and independent directors will continue to effectively oversee Digimarc’s management and key issues related to long-range business plans, long-range strategic issues and risks, and integrity. The independent directors meet periodically in executive session chaired by the Lead Director without the Chairman and Chief Executive Officer or other management present. In addition to presiding over these executive sessions, the Lead Director serves as the principal liaison between the independent directors and management and consults with the Chairman of the Board of Directors regarding information to be sent to the Board of Directors, meeting agendas and meeting schedules. Furthermore, each director is encouraged to suggest items for the Board agenda, and to raise at any Board meeting subjects that are not on the agenda for that meeting. We believe that the independent Lead Director’s significant, clearly delineated duties and responsibilities are highly effective in providing oversight of management and direct accountability to shareholders. Finally, our corporate governance principles provide that the Board and all Board committees, including those whose members are exclusively independent directors, may seek financial, legal or other expert advice from a source independent of management, with funding provided by Digimarc.

The Board’s Role in Risk Oversight

Digimarc’s management is responsible for identifying, assessing and managing the material risks facing Digimarc. The Board of Directors has historically performed an important role in the review and oversight of risks, and generally oversees Digimarc’s risk management practices and processes, with a strong emphasis on financial and entity level controls. The Board has delegated primary oversight of the management of (i) financial and accounting risks to the audit committee, (ii) compensation risk to the compensation committee and (iii) governance and compliance risk related to personnel, ethics, related-party transactions, conflicts of interests, litigation and other entity level risks to the governance and nominating committee. Each of these committees reviews these specific risk areas on a quarterly basis and routinely reports to the Board regarding the committee’s oversight duties and findings.

To permit the Board and its committees to perform their respective risk oversight roles, individual members of management who supervise Digimarc’s risk management report directly to the Board or the relevant committee of the Board responsible for overseeing the management of specific risks, as applicable. For this purpose, management has a high degree of access and communication with independent directors. The Board and each of its committees have the ability to engage outside legal and professional advisors to assist the Board or the committee in its oversight responsibilities. In addition, the Board of Directors oversees and participates annually in a process of enterprise risk assessment that is designed to identify the most salient enterprise risks facing Digimarc’s business and to evaluate how the company’s corporate strategies align with those risks. Each year Digimarc’s executive management team prepares for the Board an initial review of the various types of risks that can affect the operations and financial performance of the company. The management team identifies and categorizes the key strategic, financial, operational and legal and compliance risks facing the company and then ranks these risks as to the level of risk posed, based upon management’s assessment of the risk relative to Digimarc’s business, personnel, internal processes, policies and controls, and the operating environment of the company. Taking into consideration Digimarc’s risk controls and mitigation plans, the Board reviews management’s presentation to identify and assesses the degree and likelihood of each risk. Having a Chairman and CEO and a Lead Director who are both knowledgeable about and sensitive to the market and industry risks facing our business ensures that risk is reviewed from multiple alternative vantage points.

Finally, the Board oversees organizational structure, policies and procedures at Digimarc, such as the code of business conduct and other internal policies and guidelines designed to support Digimarc’s corporate governance guidelines and to comply with the laws, rules and regulations that apply to Digimarc’s business operations. For example, employees may anonymously report suspected violations of any applicable law by any employee or agent, questionable accounting or auditing matters, or other ethical or legal matters pursuant to these established policies and procedures.

Board Committees

The Board of Directors has three standing committees: an Audit Committee, a Compensation Committee and a Governance and Nominating Committee. The members of these committees are set forth in the following table:

Non-Employee Directors	Audit	Governance & Nominating	Compensation
William J. Miller	Member		Chair
James T. Richardson	Member	Member	Member
Peter W. Smith		Chair	Member
Bernard Whitney	Chair	Member

Audit Committee

We have a standing Audit Committee of the Board of Directors, consisting of Messrs. Whitney (chairman), Richardson and Miller, that is responsible for overseeing the quality and integrity of our accounting, auditing, and financial reporting practices, the audits of our financial statements, and other duties assigned by the Board of Directors. The Audit Committee’s role includes a particular focus on the qualitative aspects of financial reporting to shareholders, our processes to manage business and financial risk, and compliance with significant applicable legal, ethical and regulatory requirements. The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm engaged to prepare or issue an audit report on our financial statements or to perform other audit, review or attestation services for us. The Audit Committee is responsible for resolving any disagreements between management and the independent registered public accounting firm regarding financial reporting. The Audit Committee also serves as our Qualified Legal Compliance Committee. The Audit Committee met four times during 2011. The Board of Directors has adopted a charter for the Audit Committee, a copy of which is posted on our website, www.digimarc.com, on the Corporate Governance page.

The Board of Directors has determined that each of the three members of the Audit Committee:

•	meets the requirements for “independence” set forth in Nasdaq Listing Rules 5605(a)(2) and 5605(c)(2) and applicable SEC rules; and

•	has the requisite financial sophistication called for by Nasdaq Listing Rule 5605(c)(2).

The Board of Directors also has reviewed and designated each of Messrs. Whitney, Richardson and Miller as an “audit committee financial expert” pursuant to Item 407(d)(5) of Regulation S-K.

Compensation Committee

We have a standing Compensation Committee, consisting of Messrs. Miller (chairman), Richardson and Smith, that has the authority and responsibility to:

•	review, establish and approve, on an annual basis, the compensation of the Chief Executive Officer and other executive officers of the Company;

•	administer our annual and long-term compensation plans;

•	review and make recommendations to the Board of Directors with respect to director compensation;

•	approve our overall compensation strategy;

•

review and discuss with management the annual Compensation Discussion and Analysis disclosure, and recommend to the Board inclusion of the Compensation Discussion and Analysis in the annual report on Form 10-K and the proxy statement;

•	create and approve the Compensation Committee Report;

•	review and approve compensation agreements and arrangements between us and our executive officers; and

•	perform other duties and functions assigned by the Board of Directors from time to time that are consistent with the Compensation Committee’s charter, our bylaws and governing law.

The Compensation Committee’s role includes a particular focus on the compensation of our executive officers and non-employee directors and the administration of our equity incentive plans and significant employee benefit programs.

The Compensation Committee met four times in 2011. The Compensation Committee has a written charter, a copy of which is available on our website, www.digimarc.com, on the Corporate Governance page.

The Board of Directors has determined that each of the three members of the Compensation Committee:

•	meets the requirements for “independence” set forth in Nasdaq Listing Rule 5605(a)(2);

•	meets the requirements for “non-employee directors” as defined under Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended; and

•	meets the requirements for “outside directors” as defined under Section 162(m) of the Internal Revenue Code of 1986 (the “Code”), as amended.

The Compensation Committee may, under its charter, delegate responsibilities to subcommittees of the Committee as necessary and appropriate. The Committee has delegated authority to any two of Messrs. Davis, Chamness and McConnell, so long as each is an executive officer of Digimarc, to grant options and restricted stock units to existing and new employees and consultants of Digimarc pursuant to a predetermined annual grant budget, limitations on the number of shares reserved for issuance that can be issued in any one year and additional guidance or limitations established by the Compensation Committee.

The Compensation Committee, together with our Chief Executive Officer, reviews assessments of executive compensation practices at least annually against comparative data and our compensation philosophy. Our Chief

Executive Officer makes recommendations to the Compensation Committee with the intent of keeping our executive officer compensation practices aligned with our compensation philosophy. The Compensation Committee must approve any recommended changes before they can be made.

The Compensation Committee has the authority to retain and terminate any compensation and benefits consultant and the authority to approve the related fees and other retention terms of the consultant. The Compensation Committee has retained Radford (an AON Consulting Company), a nationally recognized independent consulting firm, to provide an independent review of our compensation programs for executive officers and directors, assist in the preparation of a list of peer companies, examine our pay practices relative to the market and assist in the design of compensation programs. Radford provides compensation information to management on market compensation trends from time to time, but does not have a material additional relationship with the Company outside of the services that it provides to the Compensation Committee.

Governance and Nominating Committee

We have a standing Governance and Nominating Committee, consisting of Messrs. Smith (chairman), Richardson and Whitney. The Governance and Nominating Committee met four times in 2011. The Board of Directors has delegated to the Governance and Nominating Committee the responsibility for overseeing the quality and integrity of our corporate governance practices and for optimizing the composition, competence and integrity of the Board of Directors and its committees by searching for and recommending individuals for election to the Board of Directors. The Board of Directors has adopted a written charter for the Governance and Nominating Committee, a copy of which is posted on our website, www.digimarc.com, on the Corporate Governance page.

The Board of Directors has determined that all members of the Governance and Nominating Committee are “independent” as that term is defined in Nasdaq Listing Rule 5605(a)(2).

The Governance and Nominating Committee’s responsibilities include the review, monitoring, and general oversight of our policies and procedures involving corporate governance and compliance with significant legal, ethical, and regulatory requirements. This oversight responsibility includes monitoring compliance with the Sarbanes-Oxley Act of 2002. The Governance and Nominating Committee also oversees the structure and evaluation of the Board of Directors and its committees, and the development, monitoring, and enforcement of the corporate governance principles applicable to us.

The Governance and Nominating Committee is responsible for recruiting individuals to become members of the Board of Directors and evaluating their qualifications under the guidelines described under “Director Nomination Policy” below. The Board of Directors may from time to time assign the Governance and Nominating Committee additional duties and functions consistent with its charter, our Bylaws and governing law.

Director Nomination Policy. The Governance and Nominating Committee has a formal written policy addressing the nominating process. A copy of the policy is available on our website at www.digimarc.com, attached as an exhibit to the Governance and Nominating Committee charter located on the Corporate Governance page of the site. Pursuant to its written policy addressing the nominating process, the Governance and Nominating Committee welcomes and encourages recommendations of director candidates from our shareholders, and will consider any director candidates recommended by our shareholders, provided that the information regarding director candidates who are recommended is submitted to the Governance and Nominating Committee in compliance with the terms of its policy. Director candidate recommendations from shareholders must be provided in writing, include prescribed information, and be sent to Digimarc’s Secretary at the address of our principal executive offices. In evaluating a potential candidate’s qualifications for nomination to the Board, the Governance and Nominating Committee will consider the potential candidate’s experience, areas of expertise, and other factors relative to the overall composition of the Board of Directors. The Governance and Nominating Committee will also review from time to time the skills and characteristics necessary and appropriate for directors in the context of the current composition of the Board of Directors. Directors are expected to devote sufficient time to carry out their duties and responsibilities effectively, ensure that other existing and planned future commitments do not materially interfere with his or her service as a director, and attend at least 75% of all Board of Directors and applicable committee meetings.

The Governance and Nominating Committee’s process for identifying and evaluating nominees for director, including nominees recommended by shareholders, involves an internal assessment of the qualifications and performance of incumbent members of the Board of Directors, compiling names of potentially eligible candidates, vetting those candidates against the factors described above, conducting background and reference checks, conducting interviews with candidates, meeting to consider and approve final candidates and, as appropriate, preparing and presenting to the Board of Directors an analysis with regard to a candidate. The Governance and Nominating Committee will identify director nominees who have the highest personal and professional integrity, have demonstrated exceptional ability and judgment, and, together with other director nominees and members, will effectively serve the shareholders’ long-term interests and contribute to our overall corporate goals. In connection with the selection of nominees for director, consideration will be given to the Board’s overall balance of diversity of perspectives, backgrounds, and experiences; however, the Board has not adopted a formal diversity policy. There are no differences in the manner in which the Governance and Nominating Committee evaluates nominees for director based on whether the nominee is recommended by a shareholder or by the Governance and Nominating Committee. The Committee may, from time to time, pay professional search firms to assist in the identification and evaluation of potential nominees.

Shareholder Communications with the Board of Directors

The Board of Directors encourages communication from shareholders. All communications must be in written form, addressed to the Board of Directors or to one or more individual members of the Board of Directors, and sent care of the Secretary of Digimarc at the address of our principal executive offices or via fax to (503) 469-4771. The Secretary of Digimarc will promptly provide all communications to the applicable member(s) of the Board of Directors or the entire Board of Directors, as specified by the shareholder.

Stock Ownership Guidelines

In July 2008, the Board of Directors adopted stock ownership guidelines for members of the Board of Directors and our executive officers. Under the guidelines, members of the Board of Directors and the executive officers are expected to acquire ownership of at least 1,000 shares per year of our common stock in each year of the three year period beginning January 1, 2009, and to continue to hold at least 3,000 shares of our common stock throughout the director’s or executive officer’s period of service to Digimarc.

Director Resignation Upon Change of Employment

The Board of Directors also has adopted a policy that requires any director who experiences a substantial change in principal employment responsibility to tender his or her resignation from the Board, unless the change was anticipated by the Governance and Nominating Committee at the time of the director’s nomination or election to the Board. Upon receipt of a resignation offered under these circumstances, the Governance and Nominating Committee will review the director’s change in employment responsibilities to evaluate whether the director’s continued service is appropriate.

Other Corporate Governance Matters

In furtherance of our commitment to upholding the highest legal and ethical conduct in fulfilling our responsibilities, the Board of Directors adopted and published corporate governance guidelines and three codes of ethics and business conduct, two of which apply to our Chief Executive Officer, our Chief Financial Officer, our Controller and other finance personnel. In addition to the codes described below, we have adopted Standards of Professional Conduct for Legal Personnel that are available on the Corporate Governance page of our website at www.digimarc.com.

Our Corporate Governance Guidelines can be found on the Corporate Governance page of our website at www.digimarc.com. These Corporate Governance Guidelines provide a framework for the Board of Directors to assist in the governance and oversight of the affairs of Digimarc. Our Code of Business Conduct can be found on the Corporate Governance page of our website at www.digimarc.com. The Code of Business Conduct applies to every officer, director and employee of Digimarc and its subsidiaries, and their immediate family members, and sets forth internal policies and guidelines designed to support and encourage ethical conduct and compliance with the laws, rules and regulations that govern our business operations.

Our Code of Ethics for Financial Personnel can be found on the Corporate Governance page of our website at www.digimarc.com. The Code of Ethics applies to the principal executive officer and principal financial officer of Digimarc and its subsidiaries and every officer, director or employee of Digimarc who performs or influences financial transactions and reporting on behalf of Digimarc, and their immediate family members.

Submitted by the Governance and Nominating

Committee of the Board of Directors:

Peter W. Smith, Chair

James T. Richardson

Bernard Whitney

DIRECTOR COMPENSATION

The following table provides information on compensation of our non-employee directors for the year ended December 31, 2011. Directors who are also Digimarc employees receive no additional compensation for their services as directors. During 2011, Mr. Davis was the only director who was an employee of Digimarc. Mr. Davis’s compensation is discussed in this proxy statement under the heading “Executive Compensation.”

2011 Director Compensation Table

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
Peter W. Smith	$40,000	$66,125	$106,125
James T. Richardson	$40,000	$66,125	$106,125
Bernard Whitney	$40,000	$66,125	$106,125
William J. Miller	$40,000	$66,125	$106,125

(1)	Directors receive annual cash compensation of $10,000 per quarter, paid in arrears.
(2)	These amounts represent the aggregate grant date fair value for the restricted stock granted to the indicated director in 2011, computed in accordance with FASB ASC Topic 718, excluding the effect of any estimated forfeitures. On May 2, 2011, each director was granted 2,500 restricted shares of Digimarc common stock that vest on the first anniversary of the grant date. A summary of the assumptions we apply in calculating these amounts is set forth in the Notes to Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011. As of December 31, 2011, the total number of outstanding options held by each director was as follows: Mr. Smith, 35,000; Mr. Richardson, 35,000; Mr. Whitney, 35,000; and Mr. Miller, 35,000. As of December 31, 2011, the total number of shares held by each director, including the unvested restricted stock awards granted on May 2, 2011, was as follows: Mr. Smith, 12,685; Mr. Richardson, 34,685; Mr. Whitney, 12,228; and Mr. Miller, 18,257

All directors are also reimbursed for reasonable and necessary travel, communications, and other out-of-pocket business expenses incurred in connection with their attendance at meetings, while on corporate business or for continuing education related to their board service.

Cash Compensation. In 2011, each non-employee director was awarded an annual cash retainer of $40,000. This cash retainer included compensation for all committee, chairperson and other roles undertaken by the director, and for attendance at all committee and Board of Directors meetings.

Equity Compensation. The Equity Compensation Program for Non-Employee Directors Under the Digimarc Corporation 2008 Incentive Plan, or the 2008 Plan, established an automatic option grant program for the grant of awards to our non-employee directors. Under this program, each non-employee director who first is elected or appointed to our Board of Directors on or after October 30, 2008 is automatically granted an option to acquire 20,000 shares of common stock at an exercise price per share equal to the fair market value of the common stock at the date of grant. These options vest and become exercisable over the two year period commencing on the date of grant, with 50% of the options to vest and become exercisable on the first anniversary of the date of grant and 1/12th of the remaining shares to vest and become exercisable monthly thereafter. During 2011, the 2008 Plan was revised to provide that, on the date of each annual meeting of shareholders, each non-employee director automatically receives 2,500 restricted shares of our common stock, unless the Compensation Committee exercises its power to make an alternative grant. The stock restrictions lapse on the anniversary of the grant date, so the stock is fully tradable one year after the grant date. Messrs. Smith, Richardson, Miller and Whitney all received stock grants in 2011.

Following is a summary of the cash and equity compensation program for our non-employee directors, presented in a tabular format:

Annual Cash Retainer	$40,000
Initial Option Grant (New Director)	20,000 shares
Annual Restricted Stock Grant (Continuing Director)	2,500 shares

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee (the “Audit Committee”) reports as follows:

1.	The Audit Committee has reviewed and discussed the audited financial statements with our management.

2.	The Audit Committee has discussed with KPMG LLP, Digimarc’s independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

3.	The Audit Committee has received the written disclosures and the letter from KPMG LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with KPMG LLP its independence from Digimarc.

4.	Based on the review and discussion referred to in paragraphs (1) through (3) above, the Audit Committee recommended to Digimarc’s Board of Directors, and the Board of Directors approved, the inclusion of the audited financial statements in Digimarc’s Annual Report on Form 10-K for the year ended December 31, 2011, for filing with the SEC.

Submitted by the Audit Committee

of Digimarc’s Board of Directors:

Bernard Whitney, Chairman

James T. Richardson

William J. Miller

MANAGEMENT

Executive Officers

The following table contains information regarding our executive officers as of March 20, 2012:

Name	Age	Position
Bruce Davis	59	President, Chief Executive Officer and Chairman of the Board of Directors
Robert Chamness	59	Executive Vice President, Chief Legal Officer and Secretary
Michael McConnell	61	Executive Vice President, Chief Financial Officer and Treasurer

Information concerning Mr. Davis is set forth under “Election of Directors” in this proxy statement.

Robert Chamness was named our Executive Vice President, Chief Legal Officer and Secretary on June 18, 2008, having served Old Digimarc since January 2002 in various roles including Vice President and General Counsel, Secretary, Vice President of Human Resources, Chief Legal Officer, and Executive Vice President. Mr. Chamness also oversees corporate licensing and government relations, and serves as Compliance Officer and Privacy Officer. Mr. Chamness holds an A.B. cum laude from Wabash College and a J.D. summa cum laude from the Indiana University School of Law.

Michael McConnell was named our Executive Vice President, Chief Financial Officer and Treasurer on June 18, 2008, having served since June 2004 as Chief Financial Officer and Treasurer of Old Digimarc. Mr. McConnell also oversees information technology and facilities. Before joining Old Digimarc, Mr. McConnell was senior vice president, chief financial officer and treasurer at WatchGuard Technologies (1999 to 2004). Mr. McConnell is a CPA and holds a B.A. from California Polytechnic State University, San Luis Obispo.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis included in this proxy statement with management; and based on that review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in Digimarc’s Annual Report on Form 10-K for the year ended December 31, 2011 and this definitive proxy statement prepared in connection with the Annual Meeting.

Submitted by the Compensation

Committee of the Board of Directors:

William J. Miller, Chair

James T. Richardson

Peter W. Smith

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of Messrs. Miller, Richardson, or Smith, the three members of our Compensation Committee:

•	was at any time during the fiscal year ended December 31, 2011 or at any other time an officer or employee of Digimarc, or

•	had any relationship requiring disclosure under Item 404 of Regulation S-K.

No executive officer of Digimarc served as a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any committee performing equivalent functions, the entire Board of Directors) of another entity, or as a director of another entity, where one of the other entity’s executive officers served on the Compensation Committee of Digimarc or as a director of Digimarc.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Digimarc shareholders enjoyed another seminal year in the development of the company, with the launch of Digimarc Discover and growth in revenues of 16% and 38% growth in profits, driven in part by our relationship with Intellectual Ventures. We ended the year with a significant positive operating cash flow and strong balance sheet with more than $33 million of cash and no debt. Our cash position remains strong despite multi-million dollar investments in IP, product development initiatives and stock repurchases during 2011.

General Compensation Policy

Our executive compensation programs are designed to attract, retain, motivate and appropriately reward our executive officers, as well as to align the interests of our executive officers with those of our shareholders. The objectives of our compensation programs are to:

•	provide competitive compensation opportunities that attract and retain top executives;

•	inspire the executive team to achieve superior performance in order to deliver profitable growth;

•	Foster a performance-oriented environment with variable stock compensation based upon the achievement of annual and longer-term business results;

•	Create a direct, meaningful link between (i) performance in achieving our financial and strategic objectives and (ii) individual executive performance and rewards;

•	provide an award that is consistent with each executive’s overall contribution to Digimarc, and that encourages and recognizes career growth and progression; and

•	reward shareholder value creation and align the interests of executives and shareholders through the use of long-term incentives, while effectively managing dilution.

Setting Executive Compensation

The Compensation Committee awarded 2011 compensation to the named executive officers based on its review and analysis of their positions, responsibilities and performance as well as their anticipated responsibilities and potential contributions to growth in shareholder value. The Compensation Committee analyzed our performance relative to our peers, and the compensation comparables of peer companies, in reaching its conclusions. The Compensation Committee also used the services of Radford, a nationally recognized independent consulting firm, to assist it in determining compensation of the named executive officers for 2011. Radford performed an analysis and made recommendations with respect to each Named Executive Officer’s salary for 2011, as well as the appropriate number and type of equity grants to be considered for granting to each Named Executive Officer. After analysis of these recommendations and other information, the Compensation Committee set the salary and stock option grants for each of the named executive officers.

In setting the aggregate level of compensation to be paid for 2011, the Compensation Committee engaged Radford to perform a study of the compensation of senior management at peer companies within the security software, software services, telecommunications, network, internet and other high technology industries. The criteria used to develop the list of peer companies were:

•	Business/labor market competitors, focusing on companies in the security software, software services, telecommunications, network, internet and other high technology industries;

•	Companies with annual revenues of less than $100 million and market capitalization similar to that of Digimarc; and

•	Comparable companies included in financial analyst reports.

For 2011, the Compensation Committee established the following list of peer group companies to provide a comparative framework for use in setting executive compensation for 2011: 8X8, Bitstream, Demandtec, Ditech Networks, DIVX, DTS, Endwave, Glu Mobile, Insignia Systems, Kana Software, Keynote Systems, Orbcomm, PDF Solutions, Phoenix Technologies, Selectica, Supportsoft, Versant and Warwick Valley Telephone. For 2012, the peer group will not include DIVX Inc, Endwave Corp or Phoenix Technologies Ltd, since they were acquired in 2011. Six additional companies – Bitstream Inc, Ditech Networks Inc, Insignia Systems Inc, Selectica Inc, Versant Corp and Warwick Valley Telephone Co. – will be removed from our 2012 peer group because they no longer meet the peer group criteria set by our Compensation Committee. We will add the following eight companies to our 2012 peer group – Callidus Software, Convio, Guidance Software, Immersion, Pervasive Software, PROS Holdings, Wave Systems and Zix Corporation.

In establishing the compensation of our named executive officers, the Compensation Committee based the amounts primarily on the market data and advice provided by Radford with respect to the compensation paid to individuals who perform substantially similar functions within the peer group companies. The Compensation Committee also examined the outstanding stock options held by the executive officer for the purpose of considering the retention value of additional equity awards. The Compensation Committee also considered the non-binding shareholder vote regarding executive compensation from our 2011 shareholder meeting, which was approved by a substantial majority of the votes cast on the proposal. Taking into consideration all of these factors, the Compensation Committee continued to apply the same principles in setting the amounts of types of executive compensation for each of the named executive officers.

The absence of a cash bonus component makes us somewhat different than our peers. For our named executive officers, the Compensation Committee generally sets the base salary component of cash compensation around the 50th percentile; however, due to the absence of a formal cash bonus program, our total cash compensation levels generally tend to be below the 50th percentile of our peer group. To ensure that total compensation is competitive, we target equity compensation between the 50th and the 75th percentiles and total direct compensation between the 50th and 75th percentiles of peer group companies. The Compensation Committee believes this most effectively aligns the executive officers’ financial interests with those of our shareholders, since above market rate compensation is paid only when the company provides growth in shareholder value. Moreover, we believe that these levels will enable us to attract, retain and motivate executives of high quality, while at the same time keep our overall compensation levels competitive among our peer group companies. All of these targets are, however, subject to the judgment and discretion of the Compensation Committee. During the annual review, the Compensation Committee determined that the annual compensation was consistent with the pay targets established by the Compensation Committee.

For 2011, the Compensation Committee has not prepared tally sheets for the named executive officers because the compensation structure for these executive officers has consisted primarily of salary and stock options and has not included many of the other forms of compensation (such as retirement benefits, perquisites and deferred compensation plans) that tally sheets are typically used to track. Similarly, because of our overall size and the small number of executive officers, the Compensation Committee has not deemed it necessary to conduct formal internal pay equity studies.

2011 Compensation Components

The primary elements of each Named Executive Officer’s compensation package for the year ended December 31, 2011 were:

•	salary; and

•	long-term incentives in the form of stock options, time-based restricted stock, or both.

In determining the elements of the compensation packages for the executive officers, the Compensation Committee applied its compensation philosophy and principles and also considered the advice of, and materials provided by, Radford concerning compensation levels for executives at comparable companies. The Compensation Committee’s objective was to establish a mix that would facilitate the following objectives:

•	retention;

•	Alignment of compensation with the achievement of key performance objectives; and

•	Alignment with shareholder interests.

Because base compensation and equity awards are such basic elements of compensation within our industry, as well as the high technology and software industries in general, and are generally expected by employees, we believe that these components must be included in our compensation mix in order for us to compete effectively for talented executives.

In 2011, we used stock options as an element of executive compensation for Mr. Davis, our CEO, and time-based restricted stock for Messrs. Chamness and McConnell, for several reasons. First, both stock options and restricted stock facilitate retention of our executives. Stock options generally vest and restrictions generally lapse only if the executive remains in our employ. Second, both stock options and restricted stock align executive compensation with the interests of our shareholders and thereby focus executives on increasing value for the shareholders. Finally, stock options are performance based. Stock options will provide a return to executives only to the extent that the market price of our common stock appreciates over the option term. Restricted stock generally only provides a meaningful return if the stock price appreciates, creates materially less dilution to the shareholders, and usually provides equivalent value to the employee at less expensed cost to the corporation. In determining the number of options or shares to be granted to executives, the Compensation Committee takes into account the individual’s position, scope of responsibility, ability to affect profits and shareholder value, the individual’s past and recent performance, and the estimated value of stock options or shares at the time of grant. Assuming individual performance at a level satisfactory to the Compensation Committee, the size of total equity compensation is targeted between the 50th and 75th percentiles for the peer group.

In 2011, 87%, 43% and 43% of total direct compensation paid to Messrs. Davis, Chamness and McConnell, respectively, consisted of equity compensation.

Salary. The salary for each executive officer is set on the basis of the position and the salary levels in effect for comparable positions with other comparable companies in the industry. In light of the uncertain economic conditions prevailing at the time, the Compensation Committee did not increase the salaries of Messrs. Chamness and McConnell in 2011 for the third year in a row. However, the Compensation Committee made an adjustment for Mr. Davis, whose salary was increased from $450,000 to $525,000 in light of our strong performance, his exceptional leadership, and consistent with the renewal of his employment agreement as described below. The 2009 salaries had been determined on the basis of the maturity and tenure of the executive team, the return to shareholders achieved by the executive team since the spin-off from Old Digimarc and the absence of any annual cash incentive program. The absence of any annual cash incentive program resulted in total cash compensation at or below the 50th percentile of our peer group companies for 2011.

The 2011 salaries for our executive officers were as follows: Mr. Davis—$525,000; Mr. Chamness—$285,000; and Mr. McConnell—$285,000. The 2011 salaries of our named executive officers are set forth in the Summary Compensation Table. The Compensation Committee determined that salary alone was an adequate basis for short term compensation, and that stock incentives would be used for the long-term elements of incentive programs.

Annual Cash Incentive Compensation. In 2009 the Compensation Committee changed our executive compensation package to eliminate the annual cash incentive plan in an effort to increase the long term value orientation of executive compensation and further align the interests of our executive officers with those of shareholders. The Compensation Committee believes that bonus programs have become too complex and inflexible in the current economic environment. Bonus programs frequently demotivate and disincentivize management, cause misalignment with shareholder interests (particularly in the long term), risk public disclosure of confidential and strategic information, and are difficult to create and administer in the current regulatory environment. The Compensation Committee determined that the nature of our business, including the long-term nature of our strategy for building shareholder value and the relative lack of meaningful year-end cut-offs, is not currently well-suited for the use of traditional annual cash incentive compensation programs. As a result of discontinuing the annual cash incentive plan, total cash compensation paid to each of our named executive officers in 2011 was at or below the 50th percentile of our peer group companies.

Discretionary Bonus. We did not have any corporate bonus plan or other cash incentive plan, except normal sales commissions, in place for the year ended December 31, 2011. However, the Board and the Compensation Committee have discretion to approve “spot” bonuses to officers. On February 21, 2011, the Board and its Compensation Committee approved a one-time cash bonus of $50,000 payable to Mr. Davis for extraordinary strategic, operational and leadership contributions during 2010. This bonus, although paid in 2011, was provided in light of our performance in the 2010 fiscal year.

Equity Compensation. Generally, the Compensation Committee awards stock options and restricted stock to each of our executive officers upon the officer’s initial hiring and from time to time thereafter. These forms of equity compensation are designed to align the interests of our executive officers with those of our shareholders and to provide each executive officer with a significant incentive to manage us from the perspective of an owner with an equity stake in the business.

The size of the grants made to each executive officer is set at a level that the Compensation Committee deems appropriate to create a meaningful opportunity for stock ownership based upon the individual’s current position with us and individual and company performance. The Compensation Committee also takes into account comparable awards to individuals in similar positions in the industry as reflected in external surveys, the individual’s potential for future responsibility and promotion, the individual’s performance in recent periods, the number of outstanding options held by the individual at the time of the grant, and our stock option burn rate. The relative weight given to each of these factors will vary from individual to individual in the Compensation Committee’s discretion, and the Compensation Committee makes a subjective determination for each executive after considering all of these factors collectively. With the exception of significant promotions and new hires, we generally make these awards at the first meeting of the Compensation Committee each calendar year following the availability of the financial results for the prior year.

In making these awards, we look at competitive long term incentive values, and attempt to grant equity compensation to our executives with a value to the executives between the 50th and 75th percentiles of our peer group companies for their position with options. The value of actual grants made in 2011 fell within this range.

Benefits and Perquisites. Benefits are established based upon an assessment of competitive market factors and a determination of what is needed to attract and retain talent. The primary benefits received by our named executive officers are the same as for all other employees and include participation in our health, dental and vision plans and our disability and life insurance plans.

Our general policy is not to provide perquisites or other personal benefits to our named executive officers, other than those benefits provided for all other employees.

Compliance with Internal Revenue Code Section 162(m)

Section 162(m) of the Internal Revenue Code, enacted in 1993, generally disallows a tax deduction to public companies for compensation exceeding $1 million paid to certain executive officers. The limitation applies only to compensation that is not considered to be performance-based. The non-performance-based compensation paid to each of our executive officers in 2011 did not exceed the $1 million limit and, therefore, no deductions were disallowed under Section 162(m).

The Compensation Committee is aware of the limitations imposed by Section 162(m) and its exemptions, and will address the issue of deductibility when and if circumstances warrant. We review proposed compensation plans in light of applicable tax deductions, and generally seek to maximize the deductibility for tax purposes of all elements of compensation. However, we may approve compensation that does not qualify for deductibility if and when we deem it to be in our best interests.

Practices Regarding Equity Grants

As a general matter, except for significant promotion and new hire grants, we grant equity awards to our named executive officers each year at the first meeting of the Compensation Committee each calendar year following the availability of the financial results for the prior year. Pursuant to our written policy and standard operating procedures with respect to the stock grants, the grant date of these awards is the date of approval of the grants. Our executives have no role in selecting the grant date. The Compensation Committee’s practice is to set the exercise price of stock options at the closing price of the underlying common stock on the grant date.

Termination and Change in Control Payments

Pursuant to our employment agreement with Bruce Davis, Mr. Davis will receive certain cash payments and acceleration of his unvested equity compensation awards in the event of termination of his employment under the circumstances described below under 2011 Potential Payments Upon Termination or a Change in Control. Mr. Davis’s employment agreement was designed to assist in the retention of the services of Mr. Davis and to determine in advance the rights and remedies of the parties in connection with a termination. The types and amounts of compensation and the triggering events set forth in this agreement were based on recommendation of our compensation consultant and counsel and a review of the terms and conditions of normal and customary agreements in our competitive marketplace.

Pursuant to Change of Control Retention Agreements between Digimarc and each of Messrs. Chamness and McConnell, each of these named executive officers will receive severance benefits will receive certain cash payments and acceleration of his unvested equity compensation awards in the event of termination of his employment under the circumstances described below under 2011 Potential Payments Upon Termination or a Change in Control. These agreements were designed to assist in the retention of the services of these executives and to determine in advance the rights and remedies of the parties in connection with a change in control. The types and amounts of compensation and the triggering events set forth in these agreements were based on recommendation of our compensation consultant and counsel and a review of the terms and conditions of normal and customary agreements in our competitive marketplace.

2011 SUMMARY COMPENSATION TABLE

The following table contains information in summary form concerning the compensation earned by our chief executive officer, our chief financial officer and our chief legal officer (the named executive officers) for the years indicated.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
Bruce Davis,	2011	$525,000	$—	$1,380,500	$2,070,086	$8,575	$3,984,161
Chief Executive Officer and Chairman of the Board of Directors	2010	$450,000	$50,000	$—	$568,393	$8,575	$1,076,968
	2009	$450,000	$—	$—	$—	$8,575	$458,575

Robert P. Chamness,	2011	$285,000	$—	$225,075	$—	$8,575	$518,650
Executive Vice President, Chief Legal Officer and Secretary	2010	$285,000	$—	$—	$162,398	$8,575	$455,973
	2009	$285,000	$—	$—	$—	$8,575	$293,575

Michael McConnell,	2011	$285,000	$—	$225,075	$—	$8,575	$518,650
Executive Vice President, Chief Financial Officer and Treasurer	2010	$285,000	$—	$—	$162,398	$8,575	$455,973
	2009	$285,000	$—	$—	$—	$8,575	$293,575

(1)	These amounts do not reflect compensation actually received by the Named Executive Officer. These amounts represent the aggregate grant date fair value of the stock awards granted from 2009 to 2011, computed in accordance with FASB ASC Topic 718, excluding the effect of any estimated forfeitures. A summary of the assumptions we applied in calculating these estimates is set forth in the Notes to Financial Statements included in our Annual Report on Form 10-K for the respective fiscal years. The awards for which the aggregate grant date fair value is shown in this column include awards described under the 2011 Grants of Plan Based Awards Table and in the Outstanding Equity Awards at 2011 Fiscal Year-End Table.
(2)	These amounts do not reflect compensation actually received by the Named Executive Officer. These amounts represent the aggregate grant date fair value of the stock options granted from 2009 to 2011, computed in accordance with FASB ASC Topic 718, excluding the effect of any estimated forfeitures. A summary of the assumptions we applied in calculating these estimates is set forth in the Notes to Financial Statements included in our Annual Report on Form 10-K for the respective fiscal years. The awards for which the aggregate grant date fair value is shown in this column include awards described in the 2011 Grants of Plan Based Awards Table and in the Outstanding Equity Awards at 2011 Fiscal Year-End Table.
(3)	These amounts consist of matching contributions to our 401(k) plan.

2011 GRANTS OF PLAN-BASED AWARDS TABLE

Equity awards are made to our named executive officers and non-employee directors in accordance with the provisions of our 2008 Incentive Plan. The following table sets forth certain information with respect to stock options and other plan-based awards granted during the year ended December 31, 2011 to each of the named executive officers.

Name	Grant Date	All Other Option Awards: Number of Securities Underlying Options (#)	All Other Stock Awards: Number of Shares of Restricted Stock (#)	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Stock and Option Awards ($)(1)
Bruce Davis	1/2/2011	75,000	—	$30.01	$954,169
Bruce Davis	11/04/2011	100,000	—	$27.61	$1,115,917
Bruce Davis	11/04/2011	—	50,000		$1,380,500
Robert Chamness	1/2/2011	—	7,500		$225,075
Michael McConnell	1/2/2011	—	7,500		$225,075

(1)	These amounts do not reflect compensation actually received by the Named Executive Officer. These amounts represent the aggregate grant date fair value of these awards computed in accordance with FASB ASC Topic 718, excluding the effect of any estimated forfeitures. A summary of the assumptions we applied in calculating these estimates is set forth in the Notes to Financial Statements included in our Annual Report on Form 10-K for the respective fiscal years. The awards for which the grant date fair value is shown in this column include awards included in the 2011 Summary Compensation Table and in the Outstanding Equity Awards at 2011 Fiscal Year-End Table.

NARRATIVE TO 2011 SUMMARY COMPENSATION TABLE AND 2011 GRANTS OF PLAN-BASED AWARDS TABLE

Employment Agreement with Mr. Davis

In connection with the Spin-Off from Old Digimarc, we entered into an employment agreement with our Chief Executive Officer, Bruce Davis. That agreement expired on October 29, 2011 and was replaced by a new employment agreement effective as of November 1, 2011. Pursuant to our new employment agreement with Mr. Davis, we agreed to pay Mr. Davis a base salary of $525,000 per year through the end of the term of the agreement, November 1, 2014. Pursuant to the terms of his new employment agreement, Mr. Davis also received a grant of 100,000 stock options and 50,000 shares of time-based restricted stock, each of which vest over the three-year term of the agreement. Mr. Davis receives vacation and other benefits similar to those generally provided to other Digimarc executives. The employment agreement provides that as long as Mr. Davis serves as our Chief Executive Officer, it is our intention that he will be nominated to serve as a director and as chairman of our Board of Directors. The new employment agreement provides for a term that ends on November 1, 2014.

Other than the agreement with Mr. Davis described above, there are no employment contracts between named executive officers and Digimarc. However, as described more fully under “Potential Payments Upon Termination or Change in Control,” on October 29, 2009, the Compensation Committee approved a more limited Change of Control Retention Agreement between Digimarc and each of Messrs. Chamness and McConnell.

Annual Cash Incentive Compensation

Digimarc did not have any corporate bonus plan or other cash incentive plan, except normal sales commissions, in place for the year ended December 31, 2011. However, the Board and its Compensation Committee have discretion to approve “spot” bonuses to officers. On February 21, 2011, the Board and its Compensation Committee approved a one-time cash bonus of $50,000 payable to Mr. Davis for extraordinary strategic, operational and leadership contributions during 2010.

Equity Compensation

Equity awards are made to our named executive officers and non-employee directors in accordance with the provisions of the 2008 Plan.

Salary in Proportion to Total Compensation

In 2011, Messrs. Davis, Chamness and McConnell received 13%, 55% and 55%, respectively, of their respective total compensation reported in the Summary Compensation Table in the form of base salary. Please see “—Compensation Discussion and Analysis—General Compensation Policy,” for a description of the objectives of our compensation program and overall compensation philosophy.

2011 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

The following table provides summary information, as to the named executive officers, concerning outstanding equity awards as of December 31, 2011.

	Grant Date		Option Awards(1)				Stock Awards
			Number of Securities Underlying Unexercised Options	Number of Securities Underlying Unexercised Options	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Name			(#) Exercisable	(#) Unexercisable
Bruce Davis							50,000	(4)	$1,194,500
	10/30/2008		226,500	117,500	$9.64	10/30/18
	1/2/2010		33,542	36,458	$14.99	1/2/2021
	1/2/2011		17,188	57,812	$30.01	1/2/2021
	11/4/2011	(2)	2,778	97,222	$27.61	11/4/2021

Robert Chamness							7,500		$179,175
	10/30/2008		20,417	29,169	$9.64	10/30/18
	1/2/2010		2,500	10,416	$14.99	1/2/2011

Michael McConnell							7,500		$179,175
	10/30/2008		39,334	29,166	$9.64	10/30/2018
	1/2/2010		9,584	10,416	$14.99	1/2/2011

(1)	Option awards generally vest monthly over a four-year period, unless otherwise footnoted, following the date of grant contingent upon the executive officer’s continued employment with us.
(2)	Option award vests monthly over a three-year period following the date of grant contingent upon the executive officer’s continued employment with us.
(3)	Stock awards generally vest annually over a four-year period, unless otherwise footnoted, following the date of grant contingent upon the executive officer’s continued employment with us.
(4)	Stock award vests annually over a three-year period following the date of grant contingent upon the executive officer’s continued employment with us.

The awards in the 2011 Outstanding Awards at Fiscal Year-End Table include awards that are also described in the 2011 Summary Compensation Table and in the 2011 Grants of Plan-Based Awards Table.

2011 OPTION EXERCISES TABLE

The following table provides summary information for each of the named executive officers regarding options to purchase shares of our common stock that were exercised in 2011. None of the named executive officers had shares of restricted stock that vested in 2011.

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
Bruce Davis	90,000	$2,425,700	(1)
Robert Chamness	26,668	$530,991	(2)
Michael McConnell	21,500	$465,090	(3)

(1)	The amount reported reflects the exercise of options to purchase 40,000 shares on May 12, 2011, and 50,000 shares on July 25, 2011, at which time the market price of the underlying shares was $31.02 and $41.05 per share, respectively. Each of the options exercised had an exercise price of $9.64 per share.
(2)	The amount reported reflects the exercise of options to purchase 26,668 shares on June 16, 2011, at which time the market price of the underlying shares was $30.22 per share. 23,334 of the options exercised had an exercise price of $9.64 per share, and the remaining 3,334 shares had an exercise price of $14.99 per share.
(3)	The amount reported reflects the exercise of options to purchase 7,500 shares on May 11, 2011, 6,500 shares on August 5, 2011, and 7,500 shares on November 16, 2011, at which time the market price of the underlying shares was $28.11, $39.25 and $27.52 per share, respectively. Each of the options exercised had an exercise price of $9.64 per share.

2011 POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Davis Employment Agreement. In connection with the Spin-Off from Old Digimarc, we entered into an employment agreement with Mr. Davis, which was revised and extended for another three years in November of 2011. The agreement is described under “—Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table—Employment Agreement with Mr. Davis.” The employment agreement provides that if Digimarc terminates Mr. Davis’s employment without cause (as defined below), or if Mr. Davis terminates his employment for good reason (as defined below), in either case other than following a change of control (as defined in the employment agreement), Mr. Davis’s stock options and restricted stock that would have vested if Mr. Davis’s employment had continued for an additional twenty-four (24) months will immediately and fully vest, and Digimarc will be obligated to continue to pay Mr. Davis the benefits described below for two years from the date of termination. “Cause” is defined as “(i) any act of personal dishonesty by [Mr. Davis] in connection with his responsibilities as an officer or employee of Digimarc, (ii) Mr. Davis’s conviction of a felony, (iii) any act by Mr. Davis which constitutes gross negligence or willful misconduct, (iv) any material violation by Mr. Davis of his employment duties provided that if such violation is curable, it has not been cured within (30) days after delivery to Mr. Davis of a written demand for cure, or (v) any act that would constitute a material violation of Digimarc’s code of conduct or code of ethics or a material violation of any restrictive covenants contained in the employment agreement or any other agreement between Digimarc and Mr. Davis or any Digimarc plan or program.” “Good Reason” includes any of the following changes, if done without Mr. Davis’s prior written consent: “(i) a material reduction in Mr. Davis’s authority, duties or responsibilities; (ii) a material reduction in Mr. Davis’s salary or (iii) relocation of Mr. Davis’s geographic work location to a location that is more than 50 miles from Mr. Davis’s geographic work location on the date of the employment agreement, except for required travel in furtherance of Digimarc’s business to the extent consistent with Mr. Davis’s duties.” For a period of two years following the date of termination, Mr. Davis would continue to receive base compensation of $525,000 or the level in effect on the date of termination. This amount would be paid according to our standard payroll schedules from the date of termination, as if Mr. Davis had not been terminated. For a period of two years following the date of termination, we would also provide, for Mr. Davis and his dependents, continued health, disability and other fringe benefits similar to those generally provided to other executives of Digimarc.

The employment agreement further provides that in the event that Digimarc terminates Mr. Davis’s employment without cause or Mr. Davis terminates his employment for good reason, in either case within eighteen (18) months following a change of control (as defined in the employment agreement), Mr. Davis’s stock options and restricted stock will immediately and fully vest. For a period of two years following the date of termination, Mr. Davis would continue to receive base salary at the level in effect on the date of termination. This amount would be paid according to our standard payroll schedules from the date of termination, as if Mr. Davis had not been terminated. For a period of two years following the date of termination, we would also provide, for Mr. Davis and his dependents, continued health, disability and other fringe benefits similar to those generally provided to other executives of Digimarc.

The employment agreement provides that in the event that Mr. Davis’s employment terminates due to death or permanent disability, Mr. Davis’s stock options and restricted stock that would have vested if Mr. Davis’s employment had continued for an additional twenty-four (24) months will immediately and fully vest and become exercisable. If Mr. Davis’s employment terminates due to death and he has been unable to obtain life insurance, he would continue to receive base salary at the level in effect on the date of termination for a period of six months following the date of termination. This amount would be paid according to our standard payroll schedules from the date of termination, as if Mr. Davis had not been terminated.

In consideration for the provisions in the employment agreement providing for the post-termination payments described above, Mr. Davis has agreed to specified non-competition and non-solicitation obligations in our favor. Moreover, the employment agreement also eliminated tax gross-up provisions contained in Mr. Davis’s prior employment agreement.

Change of Control Retention Agreements. On October 29, 2009, the Compensation Committee approved a form of Change of Control Retention Agreement by and between Digimarc and each of Messrs. Chamness and McConnell. The Change of Control Retention Agreement is effective until December 31, 2012 and provides for certain severance benefits in the event of termination of the executive without cause by Digimarc, or termination by the executive for good reason, within 12 months following a change of control of Digimarc during the term of the Change of Control Retention Agreement. “Cause” is defined as willful misconduct that is significantly injurious to us; fraud, dishonesty, embezzlement, misrepresentation or theft of Digimarc property; conviction of (or plea of no contest to) a felony or crime involving moral turpitude; breach of any agreement with Digimarc; unauthorized disclosure of Digimarc’s proprietary or confidential information or breach of any confidentiality/invention/proprietary information agreement(s) with Digimarc; violation of our Code of Ethics (if applicable), Code of Business Conduct and Ethics or any other employment rule, code or policy; continued failure or refusal to follow our lawful instructions after five days has passed following delivery of a written notice identifying the failure or refusal; a court order or a consent decree barring the executive from serving as an officer or director of a public company; or continued failure to meet and sustain an acceptable level of performance of the executive’s duties and obligations to Digimarc for thirty days following notice of failure to perform.

“Good reason” is defined as a substantial reduction in duties or responsibilities (with certain exceptions); a material reduction in base salary, benefits or total cash compensation, other than as part of an overall reduction for all employees at the same level; a mandatory transfer to another geographic location more than 35 miles from the prior location of employment, other than normal business travel obligations; the failure of a successor to Digimarc to assume the obligations under the agreement; or Digimarc’s failure to comply with its obligations under the agreement.

The severance benefits payable upon such a termination include 12 months’ salary and up to 18 months’ premiums necessary to continue the executive’s health insurance coverage under our health insurance plan, and are conditioned upon the executive signing a release of claims.

Stock Options under the 2008 Plan. The 2008 Plan provides that, unless the Committee otherwise determines in the grant document, an employment agreement or other agreement between the plan participant and us, all outstanding awards that are not performance shares or performance units will fully vest and become exercisable immediately prior to a change in control (as defined in the 2008 Plan). In the event of a change in control which constitutes a company transaction (as defined in the 2008 Plan) all outstanding awards will become fully and immediately exercisable if and to the extent that the awards are not assumed or replaced by the successor company. Notwithstanding the foregoing, the Compensation Committee has discretionary authority to determine the terms and conditions of any award granted under the 2008 Plan.

The following table summarizes potential payments to each of the named executive officers upon termination of employment or a change in control. The amounts set forth in the table are based on the assumption that the triggering event occurred on the last business day of our last completed fiscal year and that our stock price was the closing market price per share on that date. In the case of stock options, the value of the acceleration was determined based on the difference between (i) the exercise price of the shares for which vesting was accelerated and (ii) $23.89, the closing price of our common stock on the Nasdaq Global Market on December 31, 2011.

Name	Benefit	Before Change in Control Termination w/o Cause or for Good Reason	After Change in Control Termination w/o Cause or for Good Reason	Termination upon Death or Disability	Change in Control
Bruce Davis	Stock Option Vesting Acceleration	$6,131,775	$7,381,819	$6,131,775	$7,381,819
	Restricted Stock Vesting Acceleration	$796,349	$1,194,500	$796,349	$1,194,500
	Salary Continuation (1)	$1,050,000	$1,050,000	$262,500	$—
	Benefits	$41,985	$41,985	$—	$—

	Total Value	$8,020,109	$9,668,304	$7,190,624	$8,576,319
Robert Chamness	Stock Option Vesting Acceleration	$—	$945,614	$—	$945,614
	Restricted Stock Vesting Acceleration	$—	$394,185	$—	$394,185
	Salary Continuation (1)	$—	$300,000	$—	$—
	Benefits	$—	$10,455	$—	$—

	Total Value	$—	$1,650,254	$—	$1,339,799
Michael McConnell	Stock Option Vesting Acceleration	$—	$945,614	$—	$945,614
	Restricted Stock Vesting Acceleration		394,185		394,185
	Salary Continuation (1)	$—	$300,000	$—	$—
	Benefits	$—	$10,455	$—	$—

	Total Value	$—	$1,650,254	$—	$1,339,799

(1)	The salary continuation amounts are based on the named executive officer’s base salary in 2011 and assume payment of salary for a period of six months upon termination due to death for Mr. Davis.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information regarding our compensation plans under which our equity securities are authorized for issuance to our employees or non-employees, including directors, as of December 31, 2011:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted- average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders(1)	1,028,238	$14.23	838,393
Equity compensation plans not approved by security holders	—	—	—

Total	1,028,238	$14.23	838,393

(1)	The 2008 Plan was approved in July 2008, prior to the Spin-Off, by our sole stockholder, DMRC LLC, and, following the Spin-Off, was approved and adopted by our stockholders at the 2009 annual meeting of stockholders held on May 1, 2009.

Shares available for issuance under our 2008 Plan may be granted pursuant to stock options, stock appreciation rights, stock awards, restricted stock, stock units, performance shares, performance units and cash-based awards, which may be granted to officers, directors, employees, consultants, agents, advisors and independent contractors who provide services to us and our affiliated companies.

Our non-employee directors receive options grants under our Equity Compensation Program for Non-Employee Directors adopted by the Board of Directors and administered under our 2008 Plan. Each non-employee director receives an initial grant of an option to purchase 20,000 shares upon election as a director, and receives an annual grant of either options to purchase 7,500 shares or 2,500 shares of restricted stock, on the date of each annual meeting of shareholders. Options are granted with an exercise price equal to the fair market value of our stock on the grant date. Initial option grants vest and become exercisable over the two year period commencing on the date of grant, with 50% of the options to vest and become exercisable on the first anniversary of the date of grant and 1/12th of the remaining shares to vest and become exercisable monthly thereafter. Annual option grants are made immediately following each annual shareholder meeting and vest and become exercisable in twelve equal installments on each monthly anniversary of the grant date, so that the stock option will be fully exercisable one year after the grant date.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of our common stock as of March 6, 2012 by:

•	each person or entity known by us to own beneficially more than five percent of our common stock;

•	our chief executive officer, each of the other named executive officers and each of our directors; and

•	all of our executive officers and directors as a group.

The beneficial ownership percentage is calculated based on 7,098,623 shares of our common stock outstanding as of March 6, 2012. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting and/or investment power with respect to securities. Unless otherwise indicated, each person or entity named in the table has sole voting power and investment power, or shares voting and investment power with his or her spouse under applicable community property laws, with respect to all shares of capital stock listed as owned by that person. Shares issuable upon the exercise of options that are currently exercisable or become exercisable within sixty days after March 6, 2012 are considered outstanding for the purpose of calculating the percentage of outstanding shares of our common stock held by the individual, but not for the purpose of calculating the percentage of outstanding shares of our common stock held by any other individual. The address of each of the executive officers and directors is: care of Digimarc Corporation, 9405 S.W. Gemini Drive, Beaverton, Oregon 97008.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
BlackRock, Inc.(1)	411,123	5.79%
40 East 52nd Street New York, New York 10022

Turner Investments, L.P. (2)	393,308	5.54%
1205 Westlakes Drive, Suite 100 Berwyn, PA 19312

Entities affiliated with Samjo Capital, LLC(3)	364,200	5.13%
1325 Avenue of the Americas, 26th Floor New York, New York 10019

Named Executive Officers:
Bruce Davis(4)	478,426	6.42%
Michael McConnell(5)	119,095	1.66%
Robert Chamness(6)	68,858	*

Directors:
James T. Richardson(7)	67,185	*
William Miller(8)	50,757	*
Bernard Whitney(7)	45,185	*
Peter W. Smith(7)	44,728	*
All executive officers and directors as a group (7 persons)(9)	874,234	11.37%

*	Less than 1%.
(1)	This information is based solely on the Schedule 13G/A filed by BlackRock, Inc. on February 13, 2012.
(2)	This information is based solely on the Schedule 13G filed by Turner Investments, L.P. on February 13, 2012.
(3)	Based solely on the Schedule 13G/A filed by Samjo Capital, LLC on February 6, 2012, Samjo Capital, LLC, Samjo Management, LLC and Mr. Andrew N. Wiener share voting and dispositive power over 362,400 shares, and Mr. Wiener holds sole voting and dispositive power over 1,800 shares.

(4)	Includes options for 356,001 shares of Common Stock exercisable within 60 days of March 6, 2012. Of this amount, 15,171 shares are held in trust for the children of Mr. Davis, and the balance are held and controlled by Mr. Davis. This amount does not include 5,000 shares of Series A Redeemable Nonvoting Preferred Stock awarded to Mr. Davis in August of 2008, as discussed under “—Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table—Equity Compensation—Series A Redeemable Nonvoting Preferred Stock” above.
(5)	Includes options for 55,167 shares of Common Stock exercisable within 60 days of March 6, 2012. This amount does not include 2,500 shares of Series A Redeemable Nonvoting Preferred Stock awarded to Mr. McConnell in August of 2008, as discussed under “—Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table—Equity Compensation—Series A Redeemable Nonvoting Preferred Stock” above.
(6)	Includes options for 36,666 shares of Common Stock exercisable within 60 days of March 6, 2012. This amount does not include 2,500 shares of Series A Redeemable Nonvoting Preferred Stock awarded to Mr. Chamness in August of 2008, as discussed under “—Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table—Equity Compensation—Series A Redeemable Nonvoting Preferred Stock” above.
(7)	Includes options for 35,000 shares of Common Stock exercisable within 60 days of March 6, 2012.
(8)	Includes options for 35,000 shares of Common Stock exercisable within 60 days of March 6, 2012. The shares reflected in this amount are held in a revocable trust for which Mr. Miller and his spouse serve as trustees. Mr. Miller shares voting and dispositive power of these shares with his spouse.
(9)	Includes options for 587,834 shares of Common Stock exercisable within 60 days of March 6, 2012.

RELATED PERSON TRANSACTIONS

Policies and Procedures for Approving Transactions with Related Persons

Our Governance and Nominating Committee, in executing the responsibilities delegated to it, reviews, considers and approves, rejects or qualifies all related person transactions between Digimarc and our officers, directors, principal shareholders and affiliates. The Governance and Nominating Committee consists of disinterested, non-employee directors. The Governance and Nominating Committee has determined that, as a general rule, transactions between Digimarc and its officers, directors, principal shareholders and affiliates should be on terms no less favorable to us than could be obtained from unaffiliated third parties. Digimarc maintains written policies governing these transactions. Our Audit Committee also routinely reviews any transactions with related persons.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers and persons who beneficially own more than ten percent of our common stock to file initial reports of ownership and changes in their beneficial ownership of our common stock and other equity securities with the SEC and The Nasdaq Global Market. To our knowledge, based solely on review of the copies of reports furnished to us and written representations from reporting persons regarding compliance, during the year ended December 31, 2011, we believe that all applicable Section 16(a) transactions were reported on a timely basis.

Shareholder Proposals

Requirements for Shareholder Proposals to be Brought Before an Annual Meeting. Pursuant to our Bylaws, for a shareholder nomination of persons for election to the Board of Directors and the proposal of other business to be considered by shareholders to be considered properly brought before an annual meeting by a shareholder, the shareholder must have given timely notice of the proposal to the Secretary of Digimarc. To be timely for the May 1, 2013 Annual Meeting of Shareholders, a shareholder’s notice must be delivered to or mailed and received by our Secretary at our principal executive offices no earlier than December 31, 2012 and no later than January 30, 2013.

Requirements for Shareholder Proposals to be Considered for Inclusion in our Proxy Materials. Shareholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act and intended to be presented at our 2013 Annual Meeting of Shareholders must be received by us not later than November 20, 2012 in order to be considered for inclusion in our proxy materials for that meeting.

Discretionary Authority. The proxies to be solicited by us through our Board of Directors for the 2013 Annual Meeting of Shareholders will confer discretionary authority on the proxy holders to vote on any shareholder proposal presented at the annual meeting if we fail to receive notice of the shareholder’s proposal for the meeting by January 30, 2013.

Single and Multiple Mailings

If you requested a print version of our proxy materials and share an address with another shareholder, you may receive only one set of proxy materials (including our annual report to shareholders and proxy statement) unless you have provided contrary instructions. If you wish to receive a separate set of our proxy materials now or in the future, we will promptly deliver a separate copy of these materials to you upon written or oral request made to us at: Digimarc Corporation, Attn: Investor Relations, 9405 S.W. Gemini Drive, Beaverton, OR 97008, Phone: (503) 469-4800, Fax: (503) 469-4771. Similarly, if you share an address with another shareholder and have received multiple copies of our proxy materials, you may contact us at the above address, phone number or fax number to request delivery of a single copy of these materials.

Form 10-K

We will provide, without charge upon the written request of any beneficial owner of shares of our common stock entitled to vote at the Annual Meeting, a copy of our Annual Report on Form 10-K as filed with the SEC for the year ended December 31, 2011. Written requests should be mailed to Robert P. Chamness, Secretary, Digimarc Corporation, 9405 S.W. Gemini Drive, Beaverton, Oregon 97008.

Other Materials

All materials filed by us with the SEC can be obtained at the SEC’s Public Reference Room at 100 F Street, NE, Washington, DC 20549 or through the SEC’s website at www.sec.gov. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

Other Business

The Board of Directors is not aware of any other matter that may be presented for action at the Annual Meeting. Should any other matter requiring a vote of the shareholders arise, the proxy card gives authority to the persons listed on the card to vote at their discretion in the best interest of Digimarc.

It is important that your shares be represented at the Annual Meeting, regardless of the number of shares you hold. We urge you to promptly vote your shares as directed in the proxy card or notice of internet availability of our proxy materials. Shareholders who are present at the Annual Meeting may revoke their proxies and vote in person or, if they prefer, may abstain from voting in person and allow their proxies to be voted.

By Order of the Board of Directors,

Bruce Davis

Chief Executive Officer

Beaverton, Oregon

March 20, 2012

DIGIMARC CORPORATION

C/O COMPUTERSHARE INVESTOR SERVICES

250 ROYAL STREET MS 3B

CANTON, MA 02021

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M41580-P19873

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

DIGIMARC CORPORATION

For Withhold For All

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

All All Except

The Board of Directors recommends you vote FOR the following:

Vote on Directors

1. Election of Directors

Nominees:

01) Bruce Davis

02) William J. Miller

03) James T. Richardson

04) Peter W. Smith

05) Bernard Whitney

Vote on Proposal

For Against Abstain

The Board of Directors recommends you vote For the following proposal:

2. Ratify the appointment of KMPG LLP as the independent registered public accounting firm of Digimarc Corporation for the year ending December 31, 2012.

For address changes and/or comments, please check this box and write them on the back where indicated.

Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please sign full title as such.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice of the 2012 Annual Meeting of Shareholders, 2011 Annual Report to Shareholders, 2012 Proxy Statement and Proxy Card are available at www.proxyvote.com.

M41581-P19873

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF DIGIMARC CORPORATION

The undersigned hereby constitutes and appoints Bruce Davis and Michael McConnell, and each of them, with the power to act without the other and with the power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Digimarc Corporation Common Stock which the undersigned is entitled to vote and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of shareholders of the Company to be held April 30, 2012 or any adjournment thereof, with all powers which the undersigned would possess if present at the Meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE BUT THE CARD IS SIGNED, THIS PROXY CARD WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES UNDER PROPOSAL 1, FOR PROPOSAL 2 AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

Address changes/comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side